Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Nos. 333-198974 and 333-189057) on Form S-3, the Registration Statement (No. 333-170692) on Form S-8, the Registration Statement (No. 333-146777) on Post-Effective Amendment No. 1 on Form S-3 to Form S-1/MEF of Retail Opportunity Investments Corp., and the Registration Statement (No. 333-189057-01) on Form S-3 of Retail Opportunity Investments Partnership, LP of our report dated February 22, 2016, relating to our audit of the Statement of Revenues and Certain Expenses of Sternco Shopping Center, for the year ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ PKF O'Connor Davies, LLP

New York, New York

February 22, 2016